Flowco Holdings Inc. Announces Appointment of New Independent Director

HOUSTON--(BUSINESS WIRE)-- Flowco Holdings Inc. (NYSE: FLOC) (“Flowco” or the “Company”) announced that its Board of Directors (the “Board”) has appointed Mr. John R. Rutherford as an independent director, effective July 29, 2026. The appointment increases the size of the Board to nine directors and the number of independent directors from four to five.

John R. Rutherford is a former energy and finance executive with more than 30 years of experience across investment banking, energy operations, and corporate strategy. He currently serves as a director of Enterprise GP, the general partner of Enterprise Products Partners L.P., on the board of T.D. Williamson, and as a trustee of the Teacher Retirement System of Texas, appointed by Governor Greg Abbott in 2024.

Mr. Rutherford previously served as Executive Vice President of Strategic Planning, M&A, and Business Development at Plains All American Pipeline and spent over 20 years as an M&A advisor to energy companies, including as Managing Director of Lazard's North American Energy Practice and a partner at Simmons & Company. He holds a BBA from The University of Texas at Austin and an MBA from the Wharton School.

“I am pleased to welcome John to our Board of Directors," said Joe Bob Edwards, President and Chief Executive Officer of Flowco. "John brings a unique combination of operational leadership, strategic perspective and extensive experience advising companies through growth and transformation. His insights and judgment will be a valuable addition to our Board as we continue to execute on our long-term strategy.”

About Flowco

Flowco is a leading provider of production optimization, artificial lift and emissions management and monetization solutions for the oil and natural gas industry. The company’s products and services include a full range of equipment and technology solutions that enable oil and natural gas producers to efficiently and cost-effectively maximize the profitability and economic lifespan of their assets.

Investor Contact:

Andrew Leonpacher | VP of Finance, Corporate Development, and Investor Relations

investor.relations@flowco-inc.com

(713) 997-4647

Media Contact:

Cheryl Brashear-White | VP of Marketing Communications

cheryl.white@flowco-inc.com

(405) 819-5290

Source: Flowco Holdings Inc.